Entergy
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

News
Release

Date:	April 17, 2007

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary First Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects first quarter 2007 as-reported and operational earnings of approximately $1.01 per share. As-reported and operational results in first quarter 2006, which were $0.92 per share and $0.90 per share respectively, reflected the continued effects of hurricanes Katrina and Rita.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items.

First quarter 2007 operational earnings are expected to be higher compared to the first quarter 2006 results of $0.90 per share due to higher results at Entergy Nuclear, partially offset by lower results at Utility, Parent and Other and Entergy's Non-Nuclear Wholesale Assets business.

The quarter on quarter increase in earnings at Entergy Nuclear is attributed primarily to higher revenue due to higher energy pricing partially offset by the effect on revenues of a refueling outage in first quarter 2007 at Indian Point 3. There were no refueling outages in first quarter 2006.

Operational results at Utility, Parent and Other were lower due primarily to higher operation and maintenance, depreciation and interest expense, partially offset by higher net revenue including increased sales volumes. Current quarter weather was closer to seasonal normal temperatures, compared to milder weather in first quarter 2006.

Operational results at Entergy's Non-Nuclear Wholesale Assets business for first quarter 2007 are expected to be modestly lower compared to the same period last year due to increased losses in the current period.

Entergy affirmed previously issued as-reported and operational earnings guidance for 2007 to be in the range of $5.40 to $5.70 per share.

A teleconference will be held on April 26, 2007 at 10:00 a.m. CT to discuss Entergy's first quarter 2007 earnings announcement, and may be accessed by dialing (719) 457-2637 no more than 15 minutes prior to the start of the call. The confirmation number is 4234382. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/investor_relations

In this release, Entergy makes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Many factors could cause the actual results to differ materially than the forward-looking information provided. These factors are discussed in more detail in Entergy Corporation's 2006 Annual Report on Form 10-K including (a) Forward-Looking Information, (b) Item 1A. Risk Factors, and (c) Item 7. Management's Financial Discussion and Analysis.